Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2006, accompanying the financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2005 included in the Annual Report of Unigene Laboratories, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Unigene Laboratories, Inc. on Forms S-8 (SEC File No. 333-01897, effective date March 22, 1996, SEC File No. 333-35951, effective date September 19, 1997, SEC File No. 333-52376, effective date December 21, 2000 and SEC File No. 333-85524, effective date April 4, 2002), S-3 (SEC File No. 333-124301, effective July 1, 2005) and S-2 (SEC File No. 333-109655, effective January 6, 2005).

/s/ GRANT THORNTON LLP

Edison, New Jersey

March 16, 2006